Registration No. 33-60917

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                                ________________
                                 AMENDMENT NO. 2
                                       to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                 ______________
                        WISCONSIN POWER AND LIGHT COMPANY
             (Exact name of registrant as specified in its charter)

             Wisconsin                                    39-0714890
  (State or other jurisdiction of                      (I.R.S. Employer
   incorporation or organization)                    Identification No.)

                           222 West Washington Avenue
                            Madison, Wisconsin  53703
                                 (608) 252-3311
                        (Address, including zip code, and
                    telephone number, including area code, of
                    registrant's principal executive offices)
                         ______________________________
                                Edward M. Gleason
                  Controller, Treasurer and Corporate Secretary
                        Wisconsin Power and Light Company
                           222 West Washington Avenue
                            Madison, Wisconsin  53703
                                 (608) 252-3311
                       (Name, address, including zip code,
                      and telephone number, including area
                           code, of agent for service)
                         ______________________________

                                 with a copy to:

      Benjamin F. Garmer, III                         Dennis J. Friedman
          Foley & Lardner                            Claude S. Serfilippi
     777 East Wisconsin Avenue                      Chadbourne & Parke LLP
     Milwaukee, Wisconsin 53202                      30 Rockefeller Plaza
                                                  New York, New York  10112
                            ________________________
        Approximate date of commencement of proposed sale to the public:
   From time to time after this Registration Statement becomes effective.
                            ________________________

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                _________________


        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
   ______________________________________

                   SUBJECT TO COMPLETION, DATED JUNE 24, 1997


   PROSPECTUS SUPPLEMENT
   (To Prospectus dated June   , 1997)

                                  $105,000,000

                        Wisconsin Power and Light Company

                        % Debentures due             , 2007
                              ____________________

             Interest on the    % Debentures due            , 2007 (the
   "Debentures") is payable semi-annually on              and              of
   each year, commencing           , 1997.  The Debentures will be general
   unsecured obligations of Wisconsin Power and Light Company (the "Company") and will rank on a parity with all other unsecured and unsubordinated debt of the Company. The Debentures are not redeemable prior to maturity and will not be subject to any sinking fund.

             The Debentures will be represented by one or more global securities registered in the name of the nominee of The Depository Trust Company ("DTC"), as depositary. Book-Entry Interests (as defined in the accompanying Prospectus) in such global securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC or its nominee for such global securities and on the records of DTC and its participants. Except as described herein and in the accompanying Prospectus, Debentures in definitive form will not be issued. See "Certain Terms of the Debentures" herein and "Description of the Debentures" and "Book-Entry Only System" in the accompanying Prospectus.


      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS  PROSPECTUS
             SUPPLEMENT  OR  THE  PROSPECTUS.   ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                Underwriting     Proceeds to
                           Price to Public(1)   Discount(2)     Company (1)(3)

   Per Debenture . . . . .              %                 %                 %
   Total . . . . . . . . .        $                $                  $


   (1)  Plus accrued interest, if any, from             , 1997.

   (2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
   (3) Before deduction of expenses payable by the Company estimated at $190,000.

      The Debentures are being offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Debentures will be made through the book-
   entry facilities of DTC on or about                 , 1997 against payment
   therefor in immediately available funds.

   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS AND PROSPECTUS SUPPLEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BY ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.


                               Merrill Lynch & Co.
                               __________________

          The date of this Prospectus Supplement is             , 1997.

      IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                 USE OF PROCEEDS

        A portion of the net proceeds from the sale of the Debentures will be used to retire at maturity $55,000,000 aggregate principal amount of the Company's First Mortgage Bonds, Series Z, 6 %, due July 15, 1997, and the remainder will be used to repay short-term debt which was incurred by the Company to repurchase in private transactions approximately $23,000,000 aggregate principal amount of its First Mortgage Bonds, Series V, 9.30%, due December 1, 2025, and to finance utility construction expenditures.
   As of June 20, 1997, the average weighted interest rate on the short-term debt to be repaid was approximately 5.56% per annum.


                          SELECTED FINANCIAL INFORMATION

        Set forth below is selected financial information for the Company for the twelve months ended March 31, 1997 and the years ended December 31, 1996, 1995 and 1994.

    Selected Financial Information

                                                                                             Year Ended
                                                              Twelve Months                 December 31,
                                                             Ended March 31,
                                                                  1997            1996           1995        1994
                                                               (Unaudited)
                                                                              (Thousands of Dollars)

    Income Statement Data:
    Operating Revenues  . . . . . . . . . . . . . . . . .        $769,046        $759,275       $689,672   $687,811
    Income Before Interest Expense  . . . . . . . . . . .        $104,780        $113,957       $112,473   $102,643
    Net Income for Common Stock . . . . . . . . . . . . .        $ 69,748        $ 79,175       $ 75,342   $ 68,185
    Ratio of Earnings to Fixed Charges (unaudited) (1)  .            4.35            4.81           4.23       4.29

                                                                       At March 31, 1997 (Unaudited)

                                                                                                  Percent of
                                                                                      As        Capitalization
                                                                   Actual         Adjusted(2)     As Adjusted
                                                                     (Thousands of Dollars)
    Capitalization (3):
    Current maturities of long-term debt. . . . . . . . . . . .  $  55,000       $        0           0.0%
    First mortgage bonds, net (4) . . . . . . . . . . . . . . .    258,676          258,676          25.7
    Debentures  . . . . . . . . . . . . . . . . . . . . . . . .          0          105,000          10.4
    Preferred stock without mandatory
      redemption  . . . . . . . . . . . . . . . . . . . . . . .     59,963           59,963           6.0
    Common shareowners' investment  . . . . . . . . . . . . . .    583,785          583,785          57.9
      Total . . . . . . . . . . . . . . . . . . . . . . . . . .   $957,424       $1,007,424         100.0%

   _________________
   (1)   For the purpose of computing the ratios of earnings to fixed charges, earnings have been calculated by adding to income before interest expense, Federal and state income taxes and the estimated interest component of rentals.  Fixed charges represent interest expense, amortization of debt discount, premium and expense and the estimated interest component of rentals.

   (2) As adjusted for the issuance of the Debentures and the application of the net proceeds as described under "Use of Proceeds."

   (3) For the purpose of this presentation, capitalization includes current maturities of long-term debt.

   (4) Excludes variable rate demand bonds in the amount of $56.975 million and unamortized discount relating to outstanding First Mortgage
         Bonds in the amount of $1.223 million.


                         CERTAIN TERMS OF THE DEBENTURES

         The following description of the particular terms of the Debentures supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debentures set forth in the accompanying Prospectus under "Description of the Debentures," to which description reference is hereby made.

   General

         The Debentures will be unsecured general obligations of the Company and will be issued as a separate series of securities under the Indenture, dated as of June 20, 1997 (the "Unsecured Debt Indenture"), between the Company and Firstar Trust Company, as Trustee. At March 31, 1997, the Company had no Securities (as defined in the accompanying Prospectus) outstanding under the Indenture but had $371,874,000 of secured debt outstanding. The Unsecured Debt Indenture does not limit the Company's ability to issue additional First Mortgage Bonds or to enter into sale and leaseback transactions. See "Description of the New Bonds" in the accompanying Prospectus.

   Maturity and Interest

         The Debentures will be limited to $105,000,000 aggregate principal
   amount and will mature on            , 2007.  Each Debenture will bear
   interest from            , 1997 or from the most recent interest payment
   date to which interest has been paid, at the rate per annum specified on
   the cover page hereof, payable semi-annually on            and           ,
   commencing               , 1997, to the person in whose name such
   Debenture is registered at the close of business on the preceding
   and            , respectively.

   No Redemption Prior to Maturity

         The Debentures will not be redeemable prior to maturity.

   Other Terms

         The covenant described in the accompanying Prospectus under "Description of the Debentures--Certain Covenants--Limitations on Liens" will apply to the Debentures. Future series of Securities issued under the Indenture may or may not have different covenants.

         The Debentures will be subject to defeasance under the conditions described in the accompanying Prospectus.

   Book-Entry Procedures

         The Debentures will be represented by one or more global securities registered in the name of DTC or its nominee. Book-Entry Interests in such global securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC or its nominee for such global securities and on the records of DTC Participants (as defined in the accompanying Prospectus). Except as described below and in the accompanying Prospectus, Debentures in definitive form will not be issued and owners of Book-Entry Interests will not be considered the holders thereof.

         The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in the global securities.

         In the event that the book-entry system is discontinued, or DTC is at any time unwilling or unable to continue as depositary, and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Debentures in certificated form to owners of Book-Entry Interests in exchange for the Debentures held by DTC or its nominee, as the case may be.

         Settlement for the Debentures will be made by the Underwriters in immediately available funds. All payments of principal and interest on global securities will be made by the Company in immediately available funds.

         See "Book-Entry Only System" in the accompanying Prospectus.

                                  UNDERWRITING

         Subject to the terms and conditions set forth in a purchase agreement ("the Purchase Agreement") among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, acting on behalf of itself and Robert
   W. Baird & Co. Incorporated, A.G. Edwards & Sons, Inc. and Utendahl Capital Partners, L.P. (the "Underwriters"), the Company has agreed to sell to the Underwriters, and the Underwriters have severally agreed to purchase, the respective principal amounts of the Debentures set forth after their names below.

                                                             Principal
         Underwriters                                          Amount

    Merrill Lynch, Pierce, Fenner & Smith                 $
         Incorporated . . . . . . . . . . . . . .
    Robert W. Baird & Co. Incorporated  . . . . .

    A.G. Edwards & Sons, Inc. . . . . . . . . . .

    Utendahl Capital Partners, L.P. . . . . . . .            ____________

         Total  . . . . . . . . . . . . . . . . .            $105,000,000
                                                             ============

         The Purchase Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the Debentures if any are purchased.

         The Underwriters have advised the Company that they will initially offer the Debentures to the public initially at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain
   dealers at such price less a concession not in excess of    % of the
   principal amount of the Debentures.  The Underwriters may allow, and such
   dealers may reallow, a discount not in excess of     % of the principal
   amount on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

         The Debentures are a new issue of securities with no established trading market. The Company does not intend to list the Debentures on any securities exchange. The Underwriters have advised the Company that they currently intend to make a market in the Debentures; however, the Underwriters are not obligated to do so, and any Underwriter may discontinue any such market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Debentures.

         The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

   PROSPECTUS


                                  $105,000,000

                        Wisconsin Power and Light Company

                                 Debt Securities
                              ____________________

         Wisconsin Power and Light Company (the "Company") may from time to time offer up to $105 million aggregate principal amount of its debt securities (the "Debt Securities"). The Debt Securities may be offered in one or more series and may be either First Mortgage Bonds (the "New Bonds") or unsecured debt securities consisting of notes, debentures or other evidences of indebtedness (the "Debentures"). The Debt Securities will be offered to the public on terms determined at the time or times of sale. An accompanying supplement to this Prospectus (the "Prospectus Supplement") will set forth the specific terms and conditions of the Debt Securities offered thereby, including, without limitation, the title, aggregate principal amount, denominations, maturity, rate (which may be fixed or variable) and time of payment of interest, any terms for redemption or conversion, any terms for sinking or analogous fund payment(s), any listing on a registered national securities exchange and the initial public offering price.

         The Company may sell the Debt Securities to or through underwriters (which may include Merrill Lynch, Pierce, Fenner & Smith Incorporated) or dealers, and may also sell Debt Securities directly to other purchasers or through agents designated from time to time by the Company. See "Plan of Distribution." The names of such underwriters, dealers or agents, any applicable commissions or discounts and the net proceeds to the Company from the sale of the Debt Securities will be set forth in the accompanying Prospectus Supplement.

         The issue and sale of the Debt Securities are subject to the prior approval and authorization of the Public Service Commission of Wisconsin, which has been or will be obtained prior to the sale of the Debt Securities.


   THESE SECURITIES HAVE NOT BEEN APPROVED  OR  DISAPPROVED BY THE SECURITIES
    AND  EXCHANGE COMMISSION  OR  ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS  PROSPECTUS.  ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               Merrill Lynch & Co.



                 The date of this Prospectus is June     , 1997.

                              AVAILABLE INFORMATION

             The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
   Commission: Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048.
   Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such reports, proxy statements and other information concerning the Company can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006. Certain securities of the Company are listed on such exchange.

             In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such Web site is http://www.sec.gov.

             The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments, schedules and exhibits thereto referred to herein as the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the Debt Securities offered hereby. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to such Registration Statement which may be inspected and copied in the manner and at the sources described above.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

             The following documents heretofore filed by the Company (under File No. 0-337) with the Commission pursuant to the Exchange Act (to the extent disclosures therein relate to the Company) are hereby incorporated herein by reference:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996.

          2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

          All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents that have been or may be incorporated by reference in this Prospectus (not including exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Edward M. Gleason, Controller, Treasurer and Corporate Secretary, Wisconsin Power and Light Company, 222 West Washington Avenue, Madison, Wisconsin 53703 (Telephone: (608) 252-3311).

                                  THE COMPANY

          The Company, a Wisconsin corporation and a subsidiary of WPL Holdings, Inc. ("WPLH"), is a public utility engaged primarily in generating, purchasing, distributing and selling electric energy in portions of southern and central Wisconsin. The Company also purchases, distributes, transports and sells natural gas in parts of such areas and supplies water in two communities. A wholly owned subsidiary of the Company supplies electric, gas and water service principally in Winnebago County, Illinois.

          The Company provides electricity in a service territory of approximately 16,000 square miles. As of December 31, 1996, the Company furnished retail electric service to approximately 385,000 customers in 615 cities, villages and towns, and wholesale electric service to 24 municipal utilities, one privately owned utility, three rural electric cooperatives, one Native American nation and one municipal electric utility which provides retail service to nine communities. The two largest cities served by the Company are Janesville and Sheboygan, Wisconsin. During 1996, the Company's electric operating revenues were derived from the following types of customers: residential and farm--34.2%, industrial--24.4%, commercial--17.9%, wholesale and municipal--22.3% and other--1.2%.

          The Company's total net generating capability is approximately 2,300 megawatts. The maximum net hourly peak load on the Company's electric system in 1996 was 2,124 megawatts. During 1996, the Company's net kilowatt-hour generation of electricity was derived from the following fuel sources: 84% coal, 12.7% nuclear and 3.3% hydroelectric, oil and natural gas. The Company's electro-generating facilities include: four coal-fired generating stations (including nine units; four jointly owned), seven natural-gas-fired peaking units, eight hydro-electric plants (two jointly owned), one gas-fired steam generating plant and one nuclear power plant (jointly owned).

          As of December 31, 1996, the Company provided retail natural gas service to approximately 151,000 customers in 243 cities, villages and towns. During 1996, the Company's gas operating revenues were derived from the following types of customers: residential--54.6%, commercial and industrial, firm--30.3%, interruptible--3.2%, transportation and other--11.9%.

          The Company is subject to the jurisdiction of, among other regulatory agencies, the Public Service Commission of Wisconsin as to various phases of its operations, including rates, service and issuance of securities. The Company's Illinois subsidiary is subject to the jurisdiction of the Illinois Commerce Commission with respect to such matters. The Company and its Illinois subsidiary also are subject to the jurisdiction of the Federal Energy Regulatory Commission.

          The principal executive offices of the Company are located at 222 West Washington Avenue, Madison, Wisconsin 53703 and its telephone number is (608) 252-3311.

          WPLH, the Company's parent corporation, IES Industries Inc., a holding company incorporated under the laws of State of Iowa ("IES"), and Interstate Power Company, an operating public utility incorporated under the laws of the State of Delaware ("IPC"), among others, have entered into an Agreement and Plan of Merger, dated as of November 10, 1995, as amended (the "Merger Agreement"), providing for: (i) IPC becoming a wholly-owned subsidiary of WPLH and (ii) the merger of IES with and into WPLH, which merger will result in the combination of IES and WPLH as a single holding company. The holding company will be renamed Interstate Energy Corporation ("Interstate Energy"). Under the terms of the Merger Agreement, each outstanding share of IES common stock will be cancelled and converted into the right to receive 1.14 shares of Interstate Energy common stock and each outstanding share of IPC common stock will be cancelled and converted into the right to receive 1.11 shares of Interstate Energy common stock. The outstanding shares of WPLH common stock will remain unchanged and outstanding as shares of Interstate Energy common stock.

          WPLH, IES and IPC held separate shareowner meetings on September 5, 1996. At these meetings, the shareowners of all three companies approved the Merger Agreement. In addition to shareowner approval, approvals must be secured from regulatory agencies at the federal and state level. The merger partners currently expect the merger to be completed during 1997.

          Following the merger, the Company will be a subsidiary of Interstate Energy. The merger will not affect the separate corporate existence of the Company nor will it impair the lien of the Company's Indenture of Mortgage or Deed of Trust, dated August 1, 1941, securing its First Mortgage Bonds or the rights and powers of the trustees or debtholders thereunder.

                                 USE OF PROCEEDS

          The Company intends to use the net proceeds from the sale of the Debt Securities offered hereby to repay indebtedness, including the retirement, redemption or refinancing of existing series of the Company's First Mortgage Bonds. Unless otherwise specified in the Prospectus Supplement, any proceeds not used for the foregoing purpose will be added to the general funds of the Company and used for general corporate purposes.

                       RATIOS OF EARNINGS TO FIXED CHARGES

          Set forth below are the ratios of earnings to fixed charges (unaudited) for the Company for the twelve months ended March 31, 1997 and for the last five years:

    Twelve Months
                                    Year Ended December 31,
        Ended
      March 31,
         1997             1996          1995     1994       1993      1992

         4.35             4.81          4.23     4.29       3.74      3.47

          For the purpose of computing the ratios of earnings to fixed charges, earnings have been calculated by adding to income before interest expense, Federal and state income taxes and the estimated interest component of rentals. Fixed charges represent interest expense, amortization of debt discount, premium and expense and the estimated interest component of rentals.

                           DESCRIPTION OF THE NEW BONDS

          The term "Company" as used under this heading does not include its subsidiaries. The properties of the Company's subsidiaries, which are not material in the aggregate, are not subject to the lien of the First Mortgage Indenture hereinafter referred to and do not constitute bondable property under such First Mortgage Indenture.

   General

          The New Bonds will be issued by the Company under the Indenture of Mortgage or Deed of Trust, dated August 1, 1941, executed by the Company to First Wisconsin Trust Company (now known as Firstar Trust Company) and George B. Luhman (Gene E. Ploeger being now the individual trustee under said Indenture), as Trustees (collectively, the "First Mortgage Trustee"), as amended by the several indentures supplemental thereto heretofore executed and as to be further amended and supplemented by one or more supplemental indentures creating the series in which the New Bonds are to be issued (said Indenture, as so amended, being herein called the "First Mortgage Indenture").

          The following statements, unless the context otherwise indicates, are brief summaries of the substance or general effect of certain provisions of the First Mortgage Indenture, which is filed with the Commission as an exhibit to the Registration Statement for the Debt Securities. Such statements are not complete and are qualified in their entirety by reference to the First Mortgage Indenture. The specific references below are to provisions of the First Mortgage Indenture.

   Terms

          Reference is made to the Prospectus Supplement relating to any series of the New Bonds for the following terms thereof, among others:
   (a) the title or designation of the New Bonds; (b) the date of the New Bonds; (c) the date or dates on which the New Bonds may mature; (d) the rate or rates (which may be fixed or variable) per annum at which the New Bonds will bear interest, if any, and the date from which such interest, if any, will accrue; (e) the times at which any such interest will be payable; (f) any provisions governing redemption, medium of payment and sinking funds or analogous funds; and (g) any limit on the aggregate principal amount of the New Bonds. (Article I, Section 1)

          Unless otherwise indicated in the Prospectus Supplement relating thereto, (a) the New Bonds are to be issuable only in definitive fully registered form without coupons in denominations of $1,000 and integral multiples of $1,000; (b) the transfer and exchange of the New Bonds will be made without charge, except for any stamp tax or other governmental charge; and (c) the New Bonds will be transferable and exchangeable in Milwaukee, Wisconsin or New York, New York.

          The New Bonds of a series may be issued in whole or in part in the form of one or more global bonds that will be deposited with, or on behalf of, a depositary identified in the Prospectus Supplement relating to the series. The specific terms of the depositary arrangement with respect to any global bonds of a series will be described in the Prospectus Supplement relating to the series. See "Book- Entry Only System."

   Maintenance and Repair

          For all series of First Mortgage Bonds issued prior to the bonds of Series W (the "Series W Bonds"), the First Mortgage Indenture provides that during each year such previously issued bonds are outstanding the Company will expend, and certify to the First Mortgage Trustee, amounts aggregating not less than 15% of the gross operating revenues (less the cost of power, gas and water purchased for exchange or resale) derived during such year from the operation of the physical properties on which the First Mortgage Indenture is a lien, for (a) maintenance and repair of such properties, (b) bondable property on which the First Mortgage Indenture is a first mortgage lien, and/or (c) retirement of bonds; or will deposit with the First Mortgage Trustee cash to the extent of any deficiency in such amount, after applying any available credit for unused excess expenditures made for those purposes in any prior year. Such cash may be withdrawn to the extent of 100% of net expenditures or excess gross expenditures for bondable property, or applied to the redemption of bonds if then redeemable or to the purchase of bonds. (Article VII, Section 1) The supplemental indenture, dated March 1, 1992, creating the Series W Bonds amended the First Mortgage Indenture to delete the covenant requiring the annual expenditure of at least 15% of the Company's gross operating revenues as described above for all subsequently issued bonds beginning with the Series W Bonds (including the New Bonds) and, as a result, the Company will be required to comply with such covenant for so long as bonds issued prior to the Series W Bonds remain outstanding or until the holders of the requisite principal amount of the previously issued bonds consent to such amendment.

          The First Mortgage Indenture also provides that (a) the Company shall maintain the mortgaged properties in good repair and working order;
   (b) the First Mortgage Trustee may, and if requested by holders of a majority in principal amount of all outstanding bonds and furnished with the necessary funds therefor shall, cause such properties to be inspected by an independent engineer (not more often than at five-year intervals) to determine whether they have been so maintained and whether any property, not retired on the books, should be classified as retired for the purpose (among others) of computing "net expenditures" for bondable property; and
   (c) the Company shall make good any deficiency in maintenance disclosed by such engineer's report as rendered or as modified by arbitration.
   (Article III, Sections 7 and 8)

   Security

          The New Bonds will be secured by the lien of the First Mortgage Indenture and will rank pari passu with all bonds at any time outstanding under the First Mortgage Indenture, except as to differences between series permitted by the First Mortgage Indenture and not affecting the rank of the lien. The First Mortgage Indenture constitutes a first mortgage lien, subject only to permitted encumbrances and liens, as defined, on all or substantially all the permanent fixed properties (other than excepted property) now owned by the Company. (Granting Clause and Excepted Property Clause) The First Mortgage Indenture contains provisions subjecting "after-acquired property" (other than excepted property) to the lien thereof. (Granting Clause) However, the priority of the lien on "after-acquired property" would date from the filing or recording of a subsequent instrument confirming of record that such property is subject to the lien. In addition, such provisions might not be effective as to property acquired, and as to certain rents, issues and products accruing, subsequent to the filing of any case with respect to the Company under the Federal Bankruptcy Code. The First Mortgage Indenture excepts from the lien thereof all cash, securities, accounts and bills receivable, choses in action and certain judgments not deposited or pledged with the First Mortgage Trustee, all tangible personal property held for sale, rental or consumption in the ordinary course of business, the last day of each term under any lease of property, all gas, oil and other minerals upon or under any real estate subject thereto, and certain real estate described therein.

          The First Mortgage Indenture does not prevent a merger or consolidation of the Company, a sale by the Company of all or substantially all of its assets, a recapitalization of the Company or other comparable transaction as long as the lien of the First Mortgage Indenture is preserved on the property then subject to such lien. The First Mortgage Indenture also does not restrict the amount of unsecured debt (including, without limitation, Debentures) the Company can incur. Other than the security afforded by the lien of the First Mortgage Indenture and the restrictions on the issuance of additional bonds described below, there are no covenants or provisions of the First Mortgage Indenture which provide protection to bondholders in the event of a highly leveraged transaction involving the Company.

   Release and Substitution of Property

          The Company may sell or otherwise dispose of property subject to the lien of the First Mortgage Indenture, and the First Mortgage Trustee shall release such property from the lien of the First Mortgage Indenture, upon receipt by the First Mortgage Trustee, or the trustee under any mortgage constituting a prior lien on such property, of any money and/or purchase money obligations received by the Company in consideration for such property in an amount not less than the fair value of such property. (Article VIII, Section 2)

   Issuance of Additional Bonds

          The First Mortgage Indenture does not fix an overall limitation on the total principal amount of bonds that may be issued or outstanding thereunder, but limits the principal amount of bonds of each presently outstanding series that may be so outstanding.

          Additional bonds currently may be issued from time to time under the First Mortgage Indenture, subject to the terms thereof, in a principal amount not to exceed: (a) 60% of "net expenditures" made for bondable property (as defined) constructed or acquired by the Company on or after August 1, 1941, and on which the First Mortgage Indenture is a first mortgage lien, subject only to permitted encumbrances and liens and prepaid liens, as defined; (b) the principal amount of bonds, previously authenticated under the First Mortgage Indenture, which have been retired or for the retirement of which the First Mortgage Trustee holds the necessary funds, other than certain bonds retired through the operation of the debt retirement or the maintenance and repair provisions of the First Mortgage Indenture; and/or (c) the amount of cash deposited with the First Mortgage Trustee for that purpose, which cash may be applied to the retirement of bonds or may be withdrawn in lieu of the authentication of an equal principal amount of bonds under the First Mortgage Indenture provisions referred to in clauses (a) and (b). (Article II, Sections 2, 3 and 4) Bondable property means, in general, any electric, gas or water utility plant, property or equipment constructed or acquired by the Company on or after August 1, 1941, and used or useful in such utility business. "Net expenditures" for bondable property are determined as provided in the First Mortgage Indenture. In connection with the issuance of the Series W Bonds, the supplemental indenture creating such bonds amended the First Mortgage Indenture to allow for the issuance of additional bonds based on 70% of net expenditures made for bondable property as compared with the current 60%. Notwithstanding the amendment effected by the supplemental indenture creating the Series W Bonds, the 60% limitation will continue to govern the issuance of additional bonds for so long as bonds issued prior to the Series W Bonds remain outstanding or until the holders of the requisite principal amount of the previously issued bonds consent to such amendment.

          No additional bonds may be authenticated under the First Mortgage Indenture provisions referred to in clauses (a) and (c) above, and no bonds bearing a higher rate of interest than the bonds for the retirement of which they are to be issued may be authenticated under the First Mortgage Indenture provisions referred to in clause (b) above more than five years before the maturity of the bonds to be retired, unless, in each case, the net earnings of the Company for 12 consecutive months ending within 90 days next preceding such authentication were at least equal to twice the interest for one year on (i) all the bonds to be outstanding under the First Mortgage Indenture immediately after such authentication, other than those for the retirement of which the necessary funds are held by the First Mortgage Trustee, and (ii) all other indebtedness secured by an equal or prior lien on any part of the Company's property. "Net earnings" for any period means the total gross earnings and income of the Company, less all of its operating expenses (including depreciation and taxes other than taxes measured by income) for the period, computed as provided in the First Mortgage Indenture. (Article II, Section 5)

   Modification of First Mortgage Indenture

          The First Mortgage Indenture may not be amended without the consent of bondholders, except for certain limited purposes therein provided.
   Such purposes include, among others, (a) any change of the provisions of the First Mortgage Indenture provided that such change be made effective only with respect to bonds authenticated after the execution of the supplemental indenture effecting such change and only if it would not adversely affect the bonds then outstanding under the First Mortgage Indenture and (b) any other change not inconsistent with the terms and which would not impair the security of the First Mortgage Indenture. (Article XVI, Section 1)

          By supplemental indenture dated May 15, 1978, the First Mortgage Indenture was amended, effective upon the retirement or redemption, or with the consent of the holders, of all outstanding bonds of all series issued prior to the bonds of Series R, to provide that, with the consent of the holders of not less than 66-2/3% in principal amount of bonds then outstanding, the First Mortgage Indenture may be amended in any respect, except that without the consent of the holder of each outstanding bond affected thereby no such amendment shall, among other things, (a) extend the time for, reduce or otherwise affect the terms of payment of the principal of or interest or premium on any bond, (b) permit the creation of any lien ranking prior to or on a parity with the lien of the First Mortgage Indenture, other than permitted encumbrances and liens or prepaid liens, (c) reduce the percentage in principal amount of bonds the consent of the holders of which is required for any such amendment, (d) impair the right of any bondholder to institute suit for the enforcement of any payment in respect of such bondholder's bonds or (e) deprive any non-consenting bondholder of a lien upon the mortgaged property for the security of such bondholder's bonds. (Article XVIII)

   Other First Mortgage Indenture Provisions

          The First Mortgage Indenture provides in effect, with respect to
   (a) bondholders' rights to direct the First Mortgage Trustee to take action thereunder, (b) defaults thereunder and notice to bondholders with respect thereto and (c) compliance with First Mortgage Indenture provisions, as follows:

          (1) Holders of a majority in principal amount of the bonds secured by the First Mortgage Indenture have the right to direct the time, method and place of conducting proceedings for remedies available to, or exercising any trust or power of, the First Mortgage Trustee. However, the First Mortgage Trustee may decline to follow such directions under certain circumstances specified in the First Mortgage Indenture, and is not required to exercise powers of entry or sale under the First Mortgage Indenture. (Article X, Section 12)

          (2) A "default" or an "event of default" means: (a) failure to pay the principal of any bond secured by the First Mortgage Indenture when due at maturity or otherwise; (b) failure to pay bond interest within 60 days after its due date; (c) failure to pay the principal of, or interest on, any prior lien bond, continued beyond the default period (if any) specified in the lien securing such bond; (d) failure of the Company for 90 days after written demand to comply with any other covenant or condition in the First Mortgage Indenture or in any such bond or any prior lien or bond secured thereby; or (e) the occurrence of certain events of bankruptcy, insolvency, assignment or receivership in respect to the Company. (Article X, Section 1) The First Mortgage Trustee may withhold giving notice to bondholders of defaults (other than any default in payment of interest, principal or sinking or purchase fund installment in respect of any bond secured by the First Mortgage Indenture) if it determines in good faith that such withholding is in the interests of the bondholders. (Article XV, Section 2) Upon default, the First Mortgage Trustee may, and upon written notice from the holders of a majority in principal amount of bonds then outstanding shall, declare the principal of all bonds secured by the First Mortgage Indenture to be immediately due and payable. (Article X, Section 4) Upon certain terms and conditions, the declaration of acceleration may be rescinded and waived.

          (3) The Company shall furnish to the First Mortgage Trustee certificates of officers and engineers and, in certain cases, of accountants in connection with the authentication of bonds, withdrawal of money, release of property and other matters, and opinions of counsel as to the lien of the First Mortgage Indenture and other matters. No periodic evidence is required to be filed with the First Mortgage Trustee as to the absence of defaults; and no such evidence is required to be filed as to compliance with the terms of the First Mortgage Indenture, except for the filing annually of certificates with respect to the satisfaction of the maintenance and renewal and the debt retirement provisions of the First Mortgage Indenture and of an opinion of counsel with respect to the lien of the First Mortgage Indenture.

   Relationships with the First Mortgage Trustee

          The Company maintains general checking accounts with several banks which are affiliates of the First Mortgage Trustee. The Company has $10 million in lines of credit with such banks, which are part of $70 million in lines of credit maintained with various banks. In addition, the Company and its parent, WPLH, each maintain short-term borrowing agreements with the First Mortgage Trustee pursuant to which the Company and WPLH may borrow up to $50 million and $50 million, respectively. Judith D. Pyle, a Director of the Company, is a Director of the First Mortgage Trustee's parent corporation, Firstar Corporation.


                          DESCRIPTION OF THE DEBENTURES

          The Debentures will be issued in one or more series under the Indenture, dated as of June 20, 1997 (the "Unsecured Debt Indenture"), between the Company and Firstar Trust Company, as Trustee (the "Unsecured Debt Trustee"), which is filed as an exhibit to the Registration Statement for the Debt Securities. The following summaries of certain provisions of the Unsecured Debt Indenture and the Debentures do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the Unsecured Debt Indenture and any Officers' Certificates or supplemental indentures relating thereto, including the definitions therein of certain terms. Whenever particular Sections or defined terms of the Unsecured Debt Indenture are referred to herein or in a Prospectus Supplement, such Sections or defined terms are incorporated by reference herein or therein, as the case may be.

          The term "Securities," as used under this heading, refers to all Securities issued under the Unsecured Debt Indenture and includes the Debentures.

   General

          The Unsecured Debt Indenture does not limit the amount of Securities that can be issued thereunder and provides that the Securities may be issued from time to time in one or more series pursuant to the terms of one or more Officers' Certificates or supplemental indentures creating such series. As of the date of this Prospectus, there were no Securities outstanding under the Unsecured Debt Indenture. The Debentures will be unsecured and will rank on a parity with all other unsecured and unsubordinated debt of the Company. Although the Unsecured Debt Indenture provides for the possible issuance of Securities in other forms or currencies, the only Securities covered by this Prospectus will be Securities denominated in U.S. dollars in registered form without coupons.

          Substantially all of the permanent fixed properties of the Company are subject to the lien of the First Mortgage Indenture under which the Company's First Mortgage Bonds are outstanding. See "Description of the New Bonds."

   Terms

          Reference is made to the Prospectus Supplement relating to any series of the Debentures for the following terms thereof, among others:
   (a) the title or designation, aggregate principal amount, currency or composite currency and denominations of the Debentures; (b) the price at which the Debentures will be issued and, if an index formula or other method is used, the method for determining amounts of principal or interest; (c) the maturity date and other dates, if any, on which principal will be payable; (d) the rate or rates (which may be fixed or variable) per annum at which the Debentures will bear interest, if any;
   (e) the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest; (f) the manner of paying principal and interest; (g) the place or places where principal and interest will be payable; (h) the terms of any mandatory or optional redemption by the Company; (i) the terms of any redemption at the option of Holders; (j) whether the Debentures are to be issuable as registered Securities, bearer Securities, or both, and whether and upon what terms any registered Securities may be exchanged for bearer Securities and vice versa; (k) whether the Debentures are to be represented in whole or in part by a Security in global form and, if so, the terms thereof and the identity of the depositary for any global Security; (l) any tax indemnity provisions; (m) if the Debentures provide that payments of principal or interest may be made in a currency other than that in which Debentures are denominated, the manner for determining such payments; (n) the portion of principal payable upon acceleration of a Discounted Security (as defined below); (o) whether and upon what terms Debentures may be defeased; (p) whether the covenant referred to below under "Certain Covenants--Limitations on Liens" applies, and any events of default or restrictive covenants in addition to or in lieu of those set forth in the Unsecured Debt Indenture; (q) provisions for electronic issuance of Debentures or for Debentures in uncertificated form; and (r) any additional provisions or other special terms not inconsistent with the provisions of the Unsecured Debt Indenture, including any terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the Debentures. (Section 2.01)

          The Securities of a series may be issued in whole or in part in the form of one or more global Securities that will be deposited with, or on behalf of, a depositary identified in the Prospectus Supplement relating to the series. Global Securities may be issued in registered, bearer or uncertificated form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for Securities in definitive form, a global Security may not be transferred except as a whole by the depositary to a nominee or a successor depositary. (Section 2.12) The specific terms of the depositary arrangement with respect to any Securities of a series will be described in the Prospectus Supplement relating to the series. See "Book-Entry Only System."

          Securities of any series may be issued as registered Securities, bearer Securities or uncertificated Securities, as specified in the terms of the series. (Section 2.01) Unless otherwise indicated in the Prospectus Supplement, registered Securities will be issued in denominations of $1,000 and whole multiples thereof and bearer Securities will be issued in denominations of $5,000 and whole multiples thereof. One or more global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding Securities of the series to be represented by such global Security or Securities. (Section 2.12)

          In connection with its original issuance, no bearer Security will be offered, sold, resold, or mailed or otherwise delivered to any location in the United States and a bearer Security in definitive form may be delivered in connection with its original issuance only if the person entitled to receive the bearer Security furnishes certification as described in United States Treasury regulation section 1.163-5(c)(2)(i)(D)(3). (Section 2.04)

          For purposes of this Prospectus, unless otherwise indicated, "United States" means the United States of America (including the States thereof and the District of Columbia), its territories and possessions and all other areas subject to its jurisdiction. "United States person" means a citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States or a political subdivision thereof or any estate or trust the income of which is subject to United States Federal income taxation regardless of its source. Any special United States Federal income tax considerations applicable to bearer Securities will be described in the Prospectus Supplement relating thereto.

          To the extent set forth in the Prospectus Supplement, except in special circumstances set forth in the Unsecured Debt Indenture, principal and interest on bearer Securities will be payable only upon surrender of bearer Securities and coupons at a paying agency of the Company located outside of the United States. During any period thereafter for which it is necessary in order to conform to United States tax law or regulations, the Company will maintain a paying agent outside the United States to which the bearer Securities and coupons may be presented for payment and will provide the necessary funds therefor to the paying agent upon reasonable notice. (Section 2.04)

          Registration of transfer of registered Securities may be requested upon surrender thereof at any agency of the Company maintained for that purpose and upon fulfillment of all other requirements of the agent. (Sections 2.03 and 2.07) Bearer Securities and the coupons related thereto will be transferable by delivery.

          Securities may be issued under the Unsecured Debt Indenture as Discounted Securities to be offered and sold at a substantial discount from the principal amount thereof. Special United States Federal income tax and other considerations applicable thereto will be described in the Prospectus Supplement relating to such Discounted Securities. "Discounted Security" means a Security where the amount of principal due upon acceleration is less than the stated principal amount of such Security.

   Certain Covenants

          The Debentures will not be secured by any properties or assets and will represent unsecured debt of the Company. The Unsecured Debt Indenture does not limit the amount of unsecured debt that the Company can incur. As indicated under "General" above, substantially all of the permanent fixed properties of the Company are subject to the lien of the First Mortgage Indenture securing the Company's First Mortgage Bonds.

          As discussed below, the Unsecured Debt Indenture includes certain limitations on the Company's ability to create liens. Such limitations will apply if the Officers' Certificate or supplemental indenture establishing the terms of a series so provides. If applicable, the limitations are subject to a number of qualifications and exceptions. The Unsecured Debt Indenture does not limit the Company's ability to issue additional First Mortgage Bonds or to enter into sale and leaseback transactions.

          The covenant described below will apply if so indicated in a Prospectus Supplement. Any obligations under the Unsecured Debt Indenture are subject to termination upon defeasance. See "Legal Defeasance and Covenant Defeasance" below. Also, unless otherwise indicated in a Prospectus Supplement, the Unsecured Debt Indenture does not afford holders of the Securities protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Securities.

          Limitations on Liens. The Unsecured Debt Indenture provides that, so long as there remain outstanding any Securities of any series to which this limitation applies, and subject to termination as referred to above, the Company will not, and will not permit any Subsidiary to, create or suffer to be created or to exist any mortgage, pledge, security interest, or other lien (collectively, "Lien") on any of its properties or assets now owned or hereafter acquired to secure any indebtedness, without making effective provision whereby the Securities of such series shall be equally and ratably secured. This restriction does not apply to or prevent the creation or existence of (a) the First Mortgage Indenture securing the Company's First Mortgage Bonds or any indenture supplemental thereto subjecting any property to the Lien thereof or confirming the Lien thereof upon any property, whether owned before or acquired after the date of the Unsecured Debt Indenture; (b) Liens on property existing at the time of acquisition or construction of such property (or created within one year after completion of such acquisition or construction), whether by purchase, merger, construction or otherwise (or on the property of a Subsidiary at the date it became a Subsidiary), or to secure the payment of all or any part of the purchase price or construction cost thereof, including the extension of any such Liens to repairs, renewals, replacements, substitutions, betterments, additions, extensions and improvements then or thereafter made on the property subject thereto; (c) any extensions, renewals or replacements (or successive extensions, renewals or replacements), in whole or in part, of Liens (including, without limitation, the First Mortgage Indenture) permitted by the foregoing clauses (a) and (b); (d) the pledge of any bonds or other securities at any time issued under any of the Liens permitted by clauses
   (a), (b) or (c) above; or (e) Permitted Encumbrances.  (Section 4.07)

          "Permitted Encumbrances" include, among other items, (a) the pledge or assignment in the ordinary course of business of electricity, gas (either natural or artificial) or steam, accounts receivable or customers' installment paper, (b) Liens affixing to property of the Company or a Subsidiary at the time a Person consolidates with or merges into, or transfers all or substantially all of its assets to, the Company or a Subsidiary, provided that in the opinion of the Board of Directors of the Company or Company management (evidenced by a certified Board resolution or an Officers' Certificate delivered to the Unsecured Debt Trustee) the property acquired pursuant to the consolidation, merger or asset transfer is adequate security for the Lien; and (c) Liens or encumbrances not otherwise permitted if, at the incurrence of and after giving effect thereto, the aggregate of all obligations of the Company and its Subsidiaries secured thereby does not exceed 10% of Tangible Net Worth. "Tangible Net Worth" means (i) common stockholders' equity appearing on the most recent balance sheet of the Company (or consolidated balance sheet of the Company and its Subsidiaries if the Company then has one or more consolidated Subsidiaries) prepared in accordance with generally accepted accounting principles less (ii) intangible assets (excluding intangible assets recoverable through rates as prescribed by applicable regulatory authorities). (Section 4.06)

          Further, this restriction will not apply to or prevent the creation or existence of leases made, or existing on property acquired, in the ordinary course of business. (Section 4.07)

          Other Covenants. Any other restrictive covenants which may apply to a particular series of Securities will be described in the Prospectus Supplement relating thereto.

   Successor Obligor

          The Unsecured Debt Indenture provides that, unless otherwise specified in the Officers' Certificate or supplemental indenture establishing a series of Securities, the Company will not consolidate with or merge into, or transfer all or substantially all of its assets to, any Person, unless (a) the Person is organized under the laws of the United States or a State thereof; (b) the Person assumes by supplemental indenture all the obligations of the Company under the Unsecured Debt Indenture, the Securities and any coupons; and (c) immediately after the transaction no Default (as defined) exists. The successor will be substituted for the Company, and thereafter all obligations of the Company under the Unsecured Debt Indenture, the Securities and any coupons shall terminate. (Section 5.01)

   Exchange of Securities

          Registered Securities may be exchanged for an equal aggregate principal amount of registered Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the registered Securities at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of the agent. (Section 2.07)

          To the extent permitted by the terms of a series of Securities authorized to be issued in registered form and bearer form, bearer Securities may be exchanged for an equal aggregate principal amount of registered or bearer Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the bearer Securities with all unpaid coupons relating thereto (except as may otherwise be provided in the Securities) at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of the agent. (Section 2.07) As of the date of this Prospectus, it is expected that the terms of a series of Securities will not permit registered Securities to be exchanged for bearer Securities.

   Defaults and Remedies

          Unless the Officers' Certificate or supplemental indenture establishing the series otherwise provides, an "Event of Default" with respect to a series of Securities will occur if:

          (1) the Company defaults in any payment of interest on any Securities of the series when the same becomes due and payable and the Default continues for a period of 60 days;

          (2) the Company defaults in the payment of the principal of any Securities of the series when the same becomes due and payable at maturity or upon redemption, acceleration or otherwise;

          (3) the Company defaults in the payment or satisfaction of any sinking fund obligation with respect to any Securities of a series as required by the Officers' Certificate or supplemental indenture establishing such series and the Default continues for a period of 60 days;

          (4) the Company defaults in the performance of any of its other agreements applicable to the series and the Default continues for 90 days after the notice specified below;

          (5) the Company pursuant to or within the meaning of any Bankruptcy Law:

               (a)  commences a voluntary case,

               (b) consents to the entry of an order for relief against it in an involuntary case,

               (c) consents to the appointment of a Custodian for it or for all or substantially all of its property, or

               (d) makes a general assignment for the benefit of its creditors;

          (6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

               (a)  is for relief against the Company in an involuntary case,

               (b) appoints a Custodian for the Company or for all or substantially all of its property, or

               (c) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for 60 days; or

          (7) there occurs any other Event of Default provided for in the series. (Section 6.01)

          The term "Bankruptcy Law" means Title 11, U.S. Code or any similar Federal or State law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law. (Section 6.01)

          "Default" means any event which is, or after notice or passage of time would be, an Event of Default. A Default under subparagraph (4) above is not an Event of Default until the Unsecured Debt Trustee or the Holders of at least 25% in principal amount of the series notify the Company of the Default and the Company does not cure the Default within the time specified after receipt of the notice. (Section 6.01) The Unsecured Debt Trustee may require indemnity reasonably satisfactory to it before it enforces the Unsecured Debt Indenture or the Securities of the series. (Section 7.01) Subject to certain limitations, Holders of a majority in principal amount of the Securities of the series may direct the Unsecured Debt Trustee in its exercise of any trust or power.
   (Section 6.05) The Unsecured Debt Trustee may withhold from Securityholders of the series notice of any continuing Default (except a Default in payment of principal or interest) if it in good faith determines that withholding notice is in their interest. (Section 7.04) The Company is required to furnish the Unsecured Debt Trustee, not less than annually, a brief certificate as to the Company's compliance with all conditions and covenants under the Unsecured Debt Indenture. (Section 4.04)

          The failure to redeem any Securities subject to a Conditional Redemption (as defined) is not an Event of Default if any event on which such redemption is so conditioned does not occur before the redemption date. (Section 6.01)

          The Unsecured Debt Indenture does not have a cross-default provision. Thus, a default by the Company on any other debt would not constitute an Event of Default.

   Amendments and Waivers

          The Unsecured Debt Indenture and the Securities or any coupons of the series may be amended, and any default may be waived as follows: The Securities and the Unsecured Debt Indenture may be amended with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities of all series affected voting as one class. (Section 9.02) A Default on a series may be waived with the consent of the holders of a majority in principal amount of the Securities of the series. (Section 6.04) However, without the consent of each Securityholder affected, no amendment or waiver may (a) reduce the amount of Securities whose Holders must consent to an amendment or waiver, (b) reduce the interest on or change the time for payment of interest on any Security, (c) change the stated maturity of any Security, (d) reduce the principal of any non-Discounted Security or reduce the amount of principal of any Discounted Security that would be due on acceleration thereof, (e) change the currency in which principal or interest on a Security is payable, or (f) waive any Default in payment of interest on or principal of a Security. (Sections 6.04 and 9.02) Without the consent of any Securityholder, the Unsecured Debt Indenture, the Securities or any coupons may be amended to cure any ambiguity, omission, defect or inconsistency; to provide for assumption of Company obligations to Securityholders in the event of a merger or consolidation requiring such assumption; to provide that specific provisions of the Unsecured Debt Indenture shall not apply to a series of Securities not previously issued; to create a series and establish its terms; to provide for a separate Unsecured Debt Trustee for one or more series; or to make any change that does not materially adversely affect the rights of any Securityholder. (Section 9.01)

   Legal Defeasance and Covenant Defeasance

          Securities of a series may be defeased in accordance with their terms and, unless the Officers' Certificate or supplemental indenture establishing the terms of the series otherwise provides, as set forth below. The Company at any time may terminate as to a series all of its obligations (except for certain obligations, including obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a Security, to replace destroyed, lost or stolen Securities and coupons and to maintain agencies in respect of the Securities) with respect to the Securities of the series and any related coupons and the Unsecured Debt Indenture ("legal defeasance"). The Company at any time may terminate as to a series its obligations with respect to the Securities and coupons of the series under the covenant described under "Certain Covenants--Limitations on Liens" and any other restrictive covenants which may be applicable to a particular series ("covenant defeasance").

          The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, a series may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, a series may not be accelerated by reference to the covenant described under "Certain Covenants--Limitations on Liens" or any other restrictive covenants which may be applicable to a particular series. (Section 8.01)

          To exercise either defeasance option as to a series, the Company must deposit in trust (the "defeasance trust") with the Unsecured Debt Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Securities of the series to redemption or maturity and must comply with certain other conditions. In particular, the Company must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to Holders for Federal income tax purposes. "U.S. Government Obligations" are direct obligations of the United States of America which have the full faith and credit of the United States of America pledged for payment and which are not callable at the issuer's option, or certificates representing an ownership interest in such obligations. (Section 8.02)

   Regarding the Unsecured Debt Trustee

          Firstar Trust Company will act as Unsecured Debt Trustee and Registrar for Securities issued under the Unsecured Debt Indenture and, unless otherwise indicated in a Prospectus Supplement, the Unsecured Debt Trustee will also act as Transfer Agent and Paying Agent with respect to the Securities. (Section 2.03) The Company may remove the Unsecured Debt Trustee with or without cause if the Company so notifies the Unsecured Debt Trustee six months in advance and if no Default occurs during the six-month period. (Section 7.07) The Unsecured Debt Trustee is also one of the trustees under the First Mortgage Indenture for the Company's First Mortgage Bonds, including the New Bonds, and provides services for the Company and certain affiliates, including WPLH. See "Description of the New Bonds--Relationships with the First Mortgage Trustee."

                             BOOK-ENTRY ONLY SYSTEM

          The Debt Securities of any series may be issued initially in the form of one or more global securities under a book-entry only system operated by a securities depositary. Unless otherwise specified in the Prospectus Supplement, the Depository Trust Company ("DTC") will act as securities depositary for the Debt Securities, which would be registered in the name of CEDE & Co., as registered securityholder and nominee for DTC. Individual purchases of Book-Entry Interests (as herein defined) in any such Debt Securities will be made in book-entry form. Purchasers of Book-Entry Interests in such Debt Securities will not receive certificates representing their interests in such Debt Securities. So long as CEDE & Co., as nominee of DTC, is the securityholder, references herein to holders of the Debt Securities or registered owners will mean CEDE & Co., rather than the owners of Book-Entry Interests in Debt Securities.

          DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited by its participants (the "DTC Participants") and facilitates the settlement of securities transactions among DTC Participants in such securities through electronic computerized book-entry changes in accounts of the DTC Participants, thereby eliminating the need for physical movement of securities certificates. Direct DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (including, possibly, the underwriters with respect to the Debt Securities), together with the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc., own DTC. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly (the "Indirect Participants").

          DTC Participants purchasing Book-Entry Interests (as defined below) in any Debt Securities will not receive certificates. Each DTC Participant will receive a credit balance in the records of DTC in the amount of such DTC Participant's interest in such Debt Securities, which will be confirmed in accordance with DTC's standard procedures. The ownership interest of each actual purchaser of a Book-Entry Interest in a Debt Security (the "Book-Entry Interests") will be recorded through the records of the DTC Participant or through the records of the Indirect Participant. Owners of Book-Entry Interests should receive from the DTC Participant or Indirect Participant a written confirmation of their purchase providing details of the Book-Entry Interests acquired.
   Transfers of Book-Entry Interests will be accomplished by book entries made by the DTC Participants or Indirect Participants who act on behalf of the owners of Book-Entry Interests. Owners of Book-Entry Interests will not receive certificates representing their ownership of Book-Entry Interests with respect to any Debt Securities except as described below upon the resignation of DTC.

          Under the First Mortgage Indenture and the Unsecured Debt Indenture, payments made by the respective Trustee to DTC or its nominee will satisfy the Company's obligations under the First Mortgage Indenture or the Unsecured Debt Indenture, as the case may be, to the extent of the payments so made. Owners of Book-Entry Interests will not be or be considered by the Company or the respective Trustee to be, and will not have any rights as, holders of New Bonds under the First Mortgage Indenture or Debentures under the Unsecured Debt Indenture, as the case may be.

          NEITHER THE COMPANY NOR THE TRUSTEES UNDER THE FIRST MORTGAGE INDENTURE AND UNSECURED DEBT INDENTURE WILL HAVE ANY RESPONSIBILITY OR OBLIGATION TO ANY DTC PARTICIPANT, INDIRECT PARTICIPANT OR ANY OWNER OF A BOOK-ENTRY INTEREST OR ANY OTHER PERSON NOT SHOWN ON THE REGISTRATION BOOKS OF SUCH TRUSTEE AS BEING A HOLDER OF DEBT SECURITIES WITH RESPECT
   TO: (1) ANY NEW BONDS OR DEBENTURES, AS THE CASE MAY BE; (2) THE ACCURACY OF ANY RECORDS MAINTAINED BY DTC OR ANY DTC PARTICIPANT OR INDIRECT PARTICIPANT; (3) THE PAYMENT BY DTC OR ANY DTC PARTICIPANT OR INDIRECT PARTICIPANT OF ANY AMOUNT DUE TO ANY OWNER OF A BOOK-ENTRY INTEREST IN RESPECT OF THE PRINCIPAL OR REDEMPTION PRICE OF OR INTEREST ON SUCH DEBT SECURITIES; (4) THE DELIVERY BY DTC OR ANY DTC PARTICIPANT OR INDIRECT PARTICIPANT OF ANY NOTICE TO ANY OWNER OF A BOOK-ENTRY INTEREST WHICH IS REQUIRED OR PERMITTED UNDER THE TERMS OF THE FIRST MORTGAGE INDENTURE OR UNSECURED DEBT INDENTURE TO BE GIVEN TO HOLDERS OF NEW BONDS OR DEBENTURES, RESPECTIVELY; (5) THE SELECTION OF THE OWNERS OF A BOOK-ENTRY INTEREST TO RECEIVE PAYMENT IN THE EVENT OF ANY PARTIAL REDEMPTION OF ANY DEBT SECURITIES; OR (6) ANY CONSENT GIVEN OR OTHER ACTION TAKEN BY DTC OR ITS NOMINEE AS HOLDER OF DEBT SECURITIES.

          Principal and redemption price of, and interest payments on, Debt Securities registered in the name of DTC or its nominee will be made to DTC or such nominee, as registered owner of such Debt Securities. DTC is responsible for disbursing such payments to the appropriate DTC Participants and such DTC Participants, and any Indirect Participants, are in turn responsible for disbursing the same to the owners of Book-Entry Interests. Unless it has reason to believe it will not receive payment, DTC's current practice is to credit the accounts of the DTC Participants on a payment date in accordance with their respective holdings shown on the records of DTC. Payments by DTC Participants and Indirect Participants to owners of Book-Entry Interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such DTC Participant or Indirect Participant and not of DTC, the Company or the respective Trustee, subject to any statutory and regulatory requirements as may be in effect from time to time.

          DTC Participants and Indirect Participants carry the "position" of the ultimate Book-Entry Interest owner on their records, and will be responsible for providing information to the ultimate Book-Entry Interest owner as to the Debt Securities in which the Book-Entry Interest is held, debt service payments received, and other information. Each person for whom a DTC Participant or Indirect Participant acquires an interest in Debt Securities, as nominee, may desire to make arrangements with such DTC Participant or Indirect Participant to receive a credit balance in the records of such DTC Participant or Indirect Participant, to have all notices of redemption or other communications to or by DTC which may affect such persons forwarded in writing by such DTC Participant or Indirect Participant, and to have notification made of all debt service payments.

          Purchases, transfers and sales of Book-Entry Interests by the ultimate Book-Entry Interest owners may be made through book entries made by DTC Participants or Indirect Participants or others who act for the ultimate Book-Entry Interest owner. The respective Trustee under the First Mortgage Indenture and Unsecured Debt Indenture, the Company and the underwriters, as such, have no role in those purchases, transfers or sales.

          Owners of Book-Entry Interests may be charged a sum sufficient to cover any tax, fee, or other governmental charge that may be imposed in relation to any transfer or exchange of a Book-Entry Interest.

          Each Trustee will recognize and treat DTC (or any successor securities depositary) or its nominee as the holder of Debt Securities registered in its name or the name of its nominee for all purposes, including payment of debt service, notices, enforcement of remedies and voting. Under DTC's current practice, a proxy will be given to the DTC Participants holding Book-Entry Interests in Debt Securities in connection with any matter on which holders of such Debt Securities are asked to vote or give their consent. Crediting of debt service payments and transmittal of notices and other communications by DTC to DTC Participants, by DTC Participants to Indirect Participants and by DTC Participants and Indirect Participants to the ultimate Book-Entry Interest owners are the responsibility of those persons and will be handled by arrangements among them and are not the responsibility of either Trustee, the Company or any underwriter, as such.

          Each Trustee, so long as a book-entry system is used for any series of Debt Securities, will send any notice of redemption and any other notices required by the First Mortgage Indenture or Unsecured Debt Indenture to be sent to holders of such New Bonds or Debentures, respectively, only to DTC (or such successor securities depositary) or its nominee. Any failure of DTC to advise any DTC Participant, or of any DTC Participant or Indirect Participant to notify the Book-Entry Interest owner, of any such notice and its content or effect will not affect the validity of the redemption of the Debt Securities called for redemption, or any other action premised on that notice. In the event of a call for redemption, the Trustee's notification to DTC will initiate DTC's standard call process, and, in the event of a partial call, its lottery process by which the call will be randomly allocated to DTC Participants holding positions in the Debt Securities to be redeemed. When DTC and DTC Participants allocate the call for redemption, the owners of the Book-Entry Interests that have been called should be notified by the broker or other person responsible for maintaining the records of those interests and subsequently credited by that person with the proceeds once such Debt Securities are redeemed.

          The Company, the Trustees under the First Mortgage Indenture and the Unsecured Debt Indenture and any underwriter or agent cannot and do not give any assurances that DTC, DTC Participants or others will distribute payments of debt service on Debt Securities made to DTC or its nominee as the registered owner, or any redemption or other notices, to the Book-Entry Interest owners, or that they will do so on a timely basis, or that DTC will serve and act in the manner described in this Prospectus.

          The Company understands that the current "Rules" applicable to DTC and DTC Participants are on file with the Commission, and that the current "Procedures" of DTC to be followed in dealing with DTC Participants are on file with DTC.

          If DTC is at any time unwilling or unable to continue as depositary, and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual certificates to owners of Book-Entry Interests in exchange for the Debt Securities held by DTC or its nominee, as the case may be. In such instance, an owner of a Book-Entry Interest will be entitled to physical delivery of certificates equal in principal amount to such Book-Entry Interest and to have such certificates registered in its name. Individual certificates so issued will be issued in denominations of $1,000 or any multiple thereof.

          Neither the Company, the Trustees under the First Mortgage Indenture and the Unsecured Debt Indenture nor any underwriter makes any representation as to the accuracy of the above description of DTC's business, organization and procedures, which is based upon information furnished by DTC.

                              PLAN OF DISTRIBUTION

          The Company may sell the Debt Securities in one or more of the following ways: (a) through underwriters or dealers; (b) directly to a limited number of purchasers or to a single purchaser; or (c) through agents. The Prospectus Supplement with respect to each series of the Debt Securities sets forth, among other things, the terms of the offering of the Debt Securities, including the name or names of the underwriters, dealers or agents, the purchase price of the Debt Securities and proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' or agents' compensation and any discounts and commissions allowed or reallowed or paid to dealers and any registered securities exchanges on which the Debt Securities may be listed. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

          If any series of the Debt Securities are sold to underwriters or dealers, the Prospectus Supplement relating thereto will describe the nature of the obligation of the underwriters or dealers to purchase and pay for the Debt Securities. The Debt Securities may be offered to the public either through an underwriting syndicate represented by Merrill Lynch, Pierce, Fenner & Smith Incorporated as managing underwriter, or directly by such firm acting as an underwriter. The underwriter or underwriters with respect to a particular underwritten offering of the Debt Securities will be named in the Prospectus Supplement relating to such offering, and if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of underwriters to purchase the Debt Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Debt Securities if any are purchased. The distribution of the Debt Securities by the underwriters may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

          The Debt Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent is acting on a best efforts basis for the period of its agency.

          Underwriters, dealers or agents designated by the Company in connection with the distribution of the Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof.

          In the event that the Debt Securities are not listed on a registered national securities exchange, certain broker-dealers may make a market in the Debt Securities, but will not be obligated to do so and may discontinue any market-making at any time without notice. No assurance can be given that any broker-dealer will make a market in the Debt Securities or as to the liquidity of the trading market for the Debt Securities, whether or not the Debt Securities are listed on a registered national securities exchange. The Prospectus Supplement with respect to any series of the Debt Securities will state, if known, whether or not any broker-dealer intends to make a market in the Debt Securities. If no such determination has been made, the Prospectus Supplement will so state.

                                 LEGAL OPINIONS

          The validity of the Debt Securities will be passed upon for the Company by Foley & Lardner, Milwaukee, Wisconsin. Certain legal matters will be passed upon for the underwriters, dealers, purchasers or agents by Chadbourne & Parke LLP, New York, New York.


                                     EXPERTS

          The consolidated financial statements and schedule of the Company at December 31, 1996 and 1995 and for each of the three years in the period ending December 31, 1996 incorporated by reference in this Prospectus and in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

    No dealer, salesperson  or other
    person  has  been  authorized  to
    give any  information or  to make
    any  representations  other  than            $105,000,000
    those  contained  or incorporated
    by reference  in this  Prospectus
    and,  if  given   or  made,  such            [WP&L LOGO]
    information  or   representations
    must  not   be  relied   upon  as
    having been authorized.   Neither          ____% Debentures
    the delivery  of this  Prospectus
    nor  any   sale  made   hereunder      Due _________ ___, 2007
    shall  under   any  circumstances
    create   any   implication   that
    there has  been no change  in the
    affairs of the  Company since the
    date  hereof.    This  Prospectus
    does not  constitute an  offer or
    solicitation  by  anyone  in  any
    jurisdiction in which  such offer             __________
    or     solicitation    is     not
    authorized   or  in   which   the       PROSPECTUS SUPPLEMENT
    person  making   such  offer   or             __________
    solicitation is not  qualified to
    do so or to anyone  to whom it is
    unlawful  to make  such offer  or
    solicitation.



    _______________________                  Merrill Lynch & Co.



             TABLE OF CONTENTS

                                 Page

          Prospectus Supplement

    Use of Proceeds.........     S-2
    Selected Financial
      Information...........     S-3
    Certain Terms of the
      Debentures............     S-4
    Underwriting............     S-5

              Prospectus

    Available Information...       2
    Incorporation of Certain
      Documents by
      Reference.............       2
    The Company.............       3
    Use of Proceeds.........       4
    Ratios of Earnings
      to Fixed Charges......       4
    Description of the
      New Bonds.............       4
    Description of the
      Debentures............       9
    Book-Entry Only System..      16
    Plan of Distribution....      19
    Legal Opinions..........      20
    Experts.................      20

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

   Item 14.    Other Expenses of Issuance and Distribution.

          The expenses in connection with the issuance and distribution of the securities covered hereby, other than underwriting and other discounts and commissions, are, subject to future contingencies, estimated to be as follows:

     Securities and Exchange Commission
     registration fee   . . . . . . . . . . . . .              $  34,327
     Fee of Public Service Commission
     of Wisconsin   . . . . . . . . . . . . . . .                  1,000
     Printing and Engraving Expenses    . . . . .                 30,000
     Fees of Rating Agencies  . . . . . . . . . .                 23,200
     Trustee Fees and Expenses    . . . . . . . .                 13,000
     Accounting Fees and Expenses   . . . . . .                   15,000
     Legal Fees and Expenses  . . . . . . . . . .                 60,000
     Blue Sky Fees and Expenses   . . . . . . . .                  5,000
     Miscellaneous Expenses   . . . . . . . . . .                  8,473
                                                               ---------
          Total   . . . . . . . . . . . . . . .                 $190,000
                                                               =========

   Item 15.    Indemnification of Directors and Officers.

          Pursuant to the provisions of the Wisconsin Business Corporation Law and Article X of the Registrant's Bylaws, directors and officers of the Registrant are entitled to mandatory indemnification from the Registrant against certain liabilities (which may include liabilities under the Securities Act of 1933) and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding; and
   (ii) in proceedings in which the director or officer is not successful in defense thereof, unless it is determined that the director or officer breached or failed to perform his or her duties to the Registrant and such breach or failure constituted: (a) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of criminal law unless the director or officer had a reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. Additionally, under the Wisconsin Business Corporation Law, directors of the Registrant are not subject to personal liability to the Registrant, its shareholders or any person asserting rights on behalf thereof, for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined in (a) through (d) above.

          The indemnification provided by the Wisconsin Business Corporation Law and the Registrant's Bylaws is not exclusive of any other rights to which a director or officer of the Registrant may be entitled. The Registrant also carries directors' and officers' liability insurance.

          The proposed forms of Underwriting Agreements for the Debt Securities contain provisions under which the underwriters agree to indemnify the directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933.


   Item 16.  Exhibits.

          The exhibits listed in the accompanying Exhibit Index are filed (except where otherwise indicated) as part of this Registration Statement.

   Item 17.    Undertakings.

          (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

   Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
   Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)  The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on June 23, 1997.

                                 WISCONSIN POWER AND LIGHT COMPANY



                                 By:  /s/ Erroll B. Davis, Jr.
                                      Erroll B. Davis, Jr.
                                      President and Chief Executive
                                      Officer


             Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


    Signature                          Title                       Date


     /s/ Erroll B. Davis, Jr.     President, Chief Executive  June 23, 1997
    Erroll B. Davis, Jr.          Officer and Director
                                  (Principal Executive
                                  Officer)


     /s/ Edward M. Gleason        Controller, Treasurer and   June 23, 1997
    Edward M. Gleason             Corporate Secretary
                                  (Principal Financial and
                                  Accounting Officer)


    L. David Carley*              Director                    June 23, 1997


    Rockne G. Flowers*            Director                    June 23, 1997


    Donald R. Haldeman*           Director                    June 23, 1997


    Katharine C. Lyall*           Director                    June 23, 1997


    Arnold M. Nemirow*            Director                    June 23, 1997


    Milton E. Neshek*             Director                    June 23, 1997


    Henry C. Prange*              Director                    June 23, 1997


    Judith D. Pyle*               Director                    June 23, 1997


    Carol T. Toussaint*           Director                    June 23, 1997

    * By:  /s/ Erroll B. Davis, Jr.
          Erroll B. Davis, Jr.
          Attorney-in-Fact


             Pursuant to Transaction Requirement B.2 of Form S-3, the Registrant reasonably believes that the security rating to be assigned to the securities registered hereunder will make the securities "investment grade securities" prior to sale.

                                 EXHIBIT INDEX


   Exhibit
   Number                   Document Description

   (1.1)*         Proposed form of Purchase Agreement relating to the New
                  Bonds.

   (1.2)* Proposed form of Purchase Agreement relating to the Debentures.

   (2.1) Agreement and Plan of Merger, dated as of November 10, 1995, as amended, by and among WPL Holdings, Inc., IES Industries Inc., Interstate Power Company, WPLH Acquisition Co. and Interstate Power Company (incorporated by reference to Annex A in the Joint Registration Statement on Form S-4 (Registration No. 333-07931) of WPL Holdings, Inc. and Interstate Power Company
                  (WI)).

   (2.2) Amendment No. 2 to Agreement and Plan of Merger, dated as of August 16, 1996, by and among WPL Holdings, Inc., IES Industries Inc., Interstate Power Company, WPLH Acquisition Co. and Interstate Power Company (incorporated by reference to Annex I in the Joint Registration Statement on Form S-4 (Registration No. 333-10401) of WPL Holdings, Inc. and Interstate Power Company
                  (WI)).

   (4.1) Indenture of Mortgage or Deed of Trust dated August 1, 1941, between the Company and First Wisconsin Trust Company (n/k/a Firstar Trust Company) and George B. Luhman, as Trustees (incorporated by reference to
                  Exhibit 7(a) in File No. 2-6409).

   (4.2)          Supplemental Indenture dated January 1, 1948
                  (incorporated by reference to Second Amended
                  Exhibit 7(b) in File No. 2-7361).

   (4.3)          Supplemental Indenture dated September 1,
                  1948, (incorporated by reference to Amended
                  Exhibit 7(c) in File No. 2-7628).

   (4.4)          Supplemental Indenture dated June 1, 1950
                  (incorporated by reference to Amended
                  Exhibit 7.02 in File No. 2-8462).

   (4.5)          Supplemental Indenture dated April 1, 1951
                  (incorporated by reference to Amended
                  Exhibit 7.02 in File No 2-8882).

   (4.6)          Supplemental Indenture dated April 1, 1952
                  (incorporated by reference to Second Amended
                  Exhibit 4.03 in File No. 2-9526).

   (4.7)          Supplemental Indenture dated September 1,
                  1953 (incorporated by reference to Amended
                  Exhibit 4.03 in File No. 2-10406).

   (4.8)          Supplemental Indenture dated October 1, 1954
                  (incorporated by reference to Amended
                  Exhibit 2.02 in File No. 2-11130).

   (4.9)          Supplemental Indenture dated March 1, 1959
                  (incorporated by reference to Amended
                  Exhibit 2.02 in File No. 2-14816).

   (4.10)         Supplemental Indenture dated May 1, 1962
                  (incorporated by reference to Amended
                  Exhibit 2.02 in File No. 2-20372).

   (4.11)         Supplemental Indenture dated August 1, 1968
                  (incorporated by reference to Amended
                  Exhibit 2.02 in File No. 2-29738).

   (4.12)         Supplemental Indenture dated June 1, 1969
                  (incorporated by reference to Amended
                  Exhibit 2.02 in File No. 2-32947).

   (4.13)         Supplemental Indenture dated October 1, 1970
                  (incorporated by reference to Amended
                  Exhibit 2.02 in File No. 2-38304).

   (4.14)         Supplemental Indenture dated July 1, 1971
                  (incorporated by reference to Amended
                  Exhibit 2.02 in File No. 2-40802).

   (4.15)         Supplemental Indenture dated April 1, 1974
                  (incorporated by reference to Amended
                  Exhibit 2.02 in File No. 2-50308).

   (4.16)         Supplemental Indenture dated December 1,
                  1975 (incorporated by reference to Exhibit
                  2.01(a) in File No. 2-57775).

   (4.17)         Supplemental Indenture dated May 1, 1976
                  (incorporated by reference to Amended
                  Exhibit 2.02 in File No. 2-56036).

   (4.18)         Supplemental Indenture dated May 15, 1978
                  (incorporated by reference to Amended
                  Exhibit 2.02 in File No. 2-61439).

   (4.19)         Supplemental Indenture dated August 1, 1980
                  (incorporated by reference to Exhibit 4.02
                  File No. 2-70534).

   (4.20)         Supplemental Indenture dated January 15,
                  1981 (incorporated by reference to Amended
                  Exhibit 4.03 in File No. 2-70534).

   (4.21)         Supplemental Indenture dated August 1, 1984
                  (incorporated by reference to Exhibit 4.02 in File No. 33-2579).

   (4.22)         Supplemental Indenture dated January 15,
                  1986 (incorporated by reference to Amended
                  Exhibit 4.03 in File No. 33-2579).

   (4.23)         Supplemental Indenture dated June 1, 1986
                  (incorporated by reference to Amended
                  Exhibit 4.02 in File No. 33-4961).

   (4.24)         Supplemental Indenture dated August 1, 1988
                  (incorporated by reference to Exhibit 4.24 in File No. 33-45726).

   (4.25)         Supplemental Indenture dated December 1,
                  1990 (incorporated by reference to Exhibit
                  4.25 in File No. 33-45726).

   (4.26)         Supplemental Indenture dated September 1,
                  1991 (incorporated by reference to Exhibit
                  4.26 in File No. 33-45726).

   (4.27)         Supplemental Indenture dated October 1, 1991
                  (incorporated by reference to Exhibit 4.27 in File No. 33-45726).

   (4.28)         Supplemental Indenture dated March 1, 1992
                  (incorporated by reference to Exhibit 4.1 to the Company's Form 8-K dated March 9, 1992).

   (4.29)         Supplemental Indenture dated May 1, 1992
                  (incorporated by reference to Exhibit 4.1 to the Company's Form 8-K dated May 12, 1992).

   (4.30)         Supplemental Indenture dated June 1, 1992
                  (incorporated by reference to Exhibit 4.1 to the Company's Form 8-K dated June 29, 1992).

   (4.31)         Supplemental Indenture dated July 1, 1992
                  (incorporated by reference to Exhibit 4.1 to the Company's Form 8-K dated July 20, 1992).

   (4.32)** Proposed Form of Supplemental Indenture creating a series of New Bonds.

   (4.33) Indenture, dated as of June 20, 1997, between the Company and Firstar Trust Company, as Trustee, for the Debentures.

   (5)**     Opinion of Foley & Lardner (including consent of counsel).

   (12)**    Statement re computation of ratios of earnings to fixed charges.

   (23.1)**  Consent of Arthur Andersen LLP

   (23.2)**  Consent of Foley & Lardner (filed as part of Exhibit
             (5)).

   (24)**    Powers of attorney.

   (25.1)** Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Firstar Trust Company relating to the New Bonds.

   (25.2)** Form T-2 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Gene E.
             Ploeger relating to the New Bonds.

   (25.3)** Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Firstar Trust Company relating to the Debentures.

   __________________

   * To be filed by amendment to the Registration Statement or as an exhibit to a Current Report on Form 8-K.

   **   Previously filed.